Exhibit 16.1

DE JOYA GRIFFITH & COMPANY LETTERHEAD

November 6, 2009

Securities and Exchange Commission
100 F Street, N.E.,
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated November 3, 2009 of Great Wall Builders Ltd. (Commission file Number – 333-153182) and are in agreement with the statements regarding our firm contained therein.

Sincerely,

/s/ De Joya Griffith & Company, LLC

De Joya Griffith & Company, LLC